Exhibit 99.1

General Moly Board Engages Financial Advisors to

Evaluate and Recommend Strategic Alternatives,
And Secures Private Placement of Convertible Preferred Shares

LAKEWOOD, COLORADO, March 13, 2019 — General Moly, Inc. (the “Company”) (NYSE American and TSX: GMO), the only western exchange listed, pure-play molybdenum mineral development company, reports that its Board of Directors has retained XMS Capital Partners, Headwall Partners, and Odinbrook Global Advisors (collectively, the “Advisors”), as financial advisors to assist the Board and management with evaluating and recommending strategic alternatives.

The range of strategic alternatives being evaluated include sourcing of potential incremental capital financing, sale of interest(s) in the assets of the Company or the Company, and restructuring of the convertible debt issued in a December 2014 private placement, which matures in December 2019.

Pivotal 2019 for General Moly

General Moly is on the threshold of having a fully permitted Mt. Hope molybdenum (“moly”) project in central Nevada later in 2019. The Company recently reported a significant milestone concerning the commencement of the public comment period for the Draft Supplemental Environmental Impact Statement (“DSEIS”) for the Mt. Hope Project in a news release on March 6, 2019. The public comment period will close April 22, 2019. Following the public comment period, the Bureau of Land Management will consider comments received in developing a Final Supplemental Environmental Impact Statement and issuing a Record of Decision (“ROD”) later in 2019.

Additionally, the Company anticipates receipt of its water permits from the Nevada State Engineer by mid-year 2019 in compliance with the Nevada statutory deadline of June 6, 2019, which represents 240 days after receipt of the September 2018 water hearing transcript. In September 2018, the Company negotiated a settlement agreement with Eureka County and the Diamond Natural Resources Protection & Conservation Association, resolving all of their respective protest issues during the public hearing on the Mt. Hope water applications. The September hearing was completed before the State Engineer, addressing the remaining protest issues asserted by a local ranching family, who refused to participate in the settlement.

Once the water permits are issued, AMER International Group (“AMER”), the Company’s largest shareholder is committed to subscribe to an additional Tranche 3 purchase of 20 million General Moly common shares priced at $0.50/share, providing General Moly with $10 million under the existing Securities Purchase Agreement. AMER will also help to source and guarantee a $700 million bank loan for the development of the Mt. Hope Project upon further improved moly prices coupled with the receipt of water permits and the ROD.

Related to General Moly’s Mt. Hope Project financing needs, General Moly has a long-term advisory engagement with Cutfield Freeman & Co. (“Cutfield Freeman”) for business development support in China and in its financing discussions with AMER.

Private Placement with Management Insiders

In advance of receiving the water permits, members of management of the Company led by Chief Executive Officer Bruce D. Hansen agreed in principle with the Audit Committee of the Board to provide interim incremental liquidity to the Company through a private placement purchase of up to $900,000 of Convertible Preferred Shares of General Moly with a

5% annual dividend, which is anticipated to close by the end of March 2019. The transaction is subject to a definitive purchase agreement and approval by the disinterested members of the Board.

The Convertible Preferred Shares are priced at $100.00/preferred share, convertible at any time at the holder’s discretion into common shares whereby one preferred share converts at a price of $0.27/common share to 370.37 common shares. The conversion price was set as yesterday’s closing price of the common stock, which was the day before this announcement of the private placement. Upon maturity or full repayment of the $7.1 million convertible debt currently outstanding, there will be mandatory redemption of the preferred shares in exchange for equivalent cash for the principal invested, plus any accrued and unpaid dividends. The Company believes this transaction will provide the liquidity necessary for the Company to operate through the anticipated receipt of the water permits.

The Company is discussing with AMER the potential for AMER to accelerate a portion of the existing Tranche 3 share purchase obligation through participation with members of management, or separately, through a restructured Tranche 3.

Mr. Hansen noted, “Receipt of the final Nevada water permits and the Record of Decision approving the Supplemental Environmental Impact Statement later in 2019 will be significant steps in de-risking the Mt. Hope Project. Thereafter, the Company will proceed to financing development upon a sustained improvement in the moly price which has been trading in the $12/lb range and risen 1.5 times higher than $5.15 at the end of 2015. (Price source: Platts.)

“Moly was the best price performer among the common metals and minerals in 2018. Additionally, the moly market is anticipated to fall into deficit supply later in 2019 through 2022, according to the February 2019 Molybdenum Quarterly report by the CPM Group, a leading commodities research and consulting firm. Strengthening moly demand from rising output in stainless steel and specialty steels for the oil and gas industry in 2018, including the burgeoning liquid natural gas global trade, is expected to continue in 2019 and beyond. CPM forecasts the average nominal moly price to rise from $13.36/lb in 2019 to $17.67/lb in 2022.”

Mr. Hansen, who currently owns 4.2% of the Company’s common shares as well as $1.1 million of the convertible debt and warrants exercisable for an additional 3.5 million common shares, further commented, “Our Board has directly engaged the Advisors for the evaluation of strategic options to optimize the value of the Company’s assets and address its sustainability. We look forward to working with the Advisors to consider strategic options and opportunities for the benefit of the Company and its shareholders.”

Ricardo M. Campoy, Chairman, Lead Independent Director and a member of the Finance Committee of the Board, said, “2019 may prove to be a pivotal year for General Moly. After years of diligent work by our management team and staff on progressing reinstatement of our permits and ROD for the Mt. Hope Project, we are on the cusp of having the Mt. Hope Project fully permitted. The primary focus for the Board and management is to secure and build shareholder value. In view of the fiscal needs of the Company in a challenging market for small cap metal companies, we are pleased to structure a bridge financing agreement with our senior management on fair terms for our shareholders. Equally as important, we have engaged the team of Advisors with the deep experience and relationships with a broad spectrum of investors around the world and within the global steel industry to help us unlock the worth of Mt. Hope and Liberty projects and maximize value for our shareholders. On behalf of the Board, we appreciate the efforts and professionalism of our valued employees who do their utmost every day to strengthen General Moly.”

Flagship Mt. Hope Project

In the meantime, the Mt. Hope Project remains funded at Eureka Moly LLC (“EMLLC”), which is 80% owned by General Moly and 20% by POS-Minerals, a subsidiary of POSCO of South Korea, into 2021, based on estimated care and maintenance expenses with a restricted cash reserve account balance of $8.2 million at the end of September 2018. Engineering at the Mt. Hope Project is approximately 65% complete.

Through its 80% interest, the Company has assets valued at $88.1 million in long-lead-time plant and mine equipment at the Mt. Hope Project, ready for future resumption of development at September 30, 2018. The Company also has recorded cost basis of $11.3 million for water rights and land at or nearby the Mt. Hope Project property.

Other Company Assets

Additionally, the Company has over $9.8 million in assets on a 100% basis attributed to the Liberty Project and other assets at September 30, 2018.

As the Company has reported earlier, there is further development potential for a newly identified shallow, high-grade sulfide zinc mineralization, adjacent to the ultimate moly pit planned at the Mt. Hope property. The 2018 drilling also indicated a deeper high-grade copper and silver mineralized zone. The zinc deposit was confirmed by a drill program in 2018. The Company, along with its EMLLC joint venture partner POS-Minerals, is evaluating the drill results as well as historical drill data for the potential to produce a Preliminary Economic Assessment, subject to funding availability

The Company anticipates issuance of its 2018 financial results news release and filing of its Annual Report on Form 10-K by March 22, 2019.

About the Advisors

The Advisors represent a unique group of skill sets to address General Moly’s near-term and long-term needs, and to maximize valuation for shareholders. The Board and management will be working closely with the team led by Peter J. Scott, Managing Partner of Headwall, Ted Brombach, Managing Partner of XMS, and Steven Strom, Founding Partner of Odinbrook.

About General Moly

General Moly is a U.S.-based, molybdenum mineral exploration and development company listed on the NYSE American, recently known as the NYSE MKT and former American Stock Exchange, and the Toronto Stock Exchange under the symbol GMO. The Company’s primary asset, an 80% interest in the Mt. Hope Project located in central Nevada, is considered one of the world’s largest and highest grade molybdenum deposits. Combined with the Company’s wholly-owned Liberty Project, a molybdenum and copper property also located in central Nevada, General Moly’s goal is to become the largest primary molybdenum producer in the world.

Molybdenum is a metallic element used primarily as an alloy agent in steel manufacturing.  When added to steel, molybdenum enhances steel strength, resistance to corrosion and extreme temperature performance. In the chemical and petrochemical industries, molybdenum is used in catalysts, especially for cleaner burning fuels by removing sulfur from liquid fuels, and in corrosion inhibitors, high performance lubricants and polymers.

Contact:

Scott Roswell

(303) 928-8591

info@generalmoly.com

Website: www.generalmoly.com

Forward Looking Statement

Statements herein that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and are intended to be covered by the safe harbor created by such sections. Such forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected, or implied by the Company. These risks and uncertainties include, but are not limited to availability of cash to continue ongoing operations, metals price and production volatility, global economic conditions, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, exploration risks and results, political, operational and project development risks, including the Company’s ability to obtain a re-grant of its water permits and Record of Decision, ability to maintain required federal and state permits to continue construction, and commence production of molybdenum, copper, silver, lead or zinc, ability to identify any economic mineral reserves of copper, silver, lead or zinc; ability of the Company to obtain approval of its joint venture partner at the Mt. Hope Project in order to mine for copper, silver, lead or zinc, ability to raise required project financing or funding to pursue an exploration program related to potential copper, silver lead or zinc deposits at Mt. Hope, ability to respond to adverse governmental regulation and judicial outcomes, and ability to maintain and /or adjust estimates related to cost of production, capital, operating and exploration expenditures. For a detailed discussion of risks and other factors that may impact these forward looking statements, please refer to the Risk Factors and other discussion contained in the Company’s quarterly and annual periodic reports on Forms 10-Q and 10-K, on file with the SEC. The Company undertakes no obligation to update forward-looking statements.